SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 4, 2004

SCIENTIFIC LEARNING CORPORATION
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-24547 (Commission File No.)	94-3234458 (IRS Employer Identification No.)

300 Frank H. Ogawa Plaza, Suite 600 Oakland, California 94612 (Address of principal executive offices and zip code) Registrant’s telephone number, including area code: (510) 444-3500

Item 5.  Other Events.

        This Report on Form 8-K is filed pursuant to Nasdaq Marketplace Rule
4350(n), which requires issuers to disclose in a Form 8-K waivers of the issuer’s code of conduct involving directors or executive officers. The Nasdaq staff has interpreted this rule to require Form 8-K disclosure annually when a historical transaction involves ongoing conduct.

        The following transactions all occurred prior to May 4, 2004, the effective date of Marketplace Rule 4350(n), involve related parties, may have given rise to actual or potential conflicts of interest, and may be deemed to involve ongoing conduct. All of these transactions have been approved by the Audit Committee of the Board of Directors, except for the officer loans, which were approved by the Compensation Committee of the Board. All have been previously disclosed in filings with the Securities and Exchange Commission.

Loan Guaranty Transactions Involving Warburg Pincus

        In March 2001, the Company entered into a $15 million unsecured revolving line of credit with Fleet National Bank. WPV, Inc., an affiliate of Warburg, Pincus Ventures, L.P. (“WPV”) provided an unlimited guaranty for the facility. WPV is the Company’s largest stockholder. Rodman W. Moorhead III, a director of the Company, is a managing director and member of Warburg Pincus LLC and a general partner of Warburg, Pincus & Co. Warburg Pincus & Co. is the sole general partner of WPV and WPV is managed by Warburg Pincus LLC. In consideration of WPV’s agreement to make a guaranty available for three years, the Company issued WPV a warrant to purchase 1,375,000 shares of the Company’s common stock with an exercise price of $8.00, expiring March 9, 2008. The Company also agreed to reimburse WPV for any amounts it might be required to pay in satisfaction of the loan, granted WPV a security interest in substantially all of its assets, and amended the Company’s Registration Rights Agreement to include shares issuable on exercise of the warrant as Registrable Securities. The estimated value of the warrants was $3.6 million as of the date of issuance.

        In September 2003, the Company agreed to reduce the amount available under the Fleet line of credit because the Company did not believe that it had need of the full amount of the line during its limited remaining term. As a result of the reduction in the credit facility, WPV’s guarantee obligation and its obligation to provide a standby letter of credit was reduced to $10,000,000.

        In January 2004, the Company terminated the Fleet line of credit and established a new line of credit with Comerica Bank. This revolving credit facility is in the principal amount of $7,000,000 through July 22, 2004 and $5,000,000 for the remainder of the term, through January 15, 2005. The line is partially secured by a letter of credit provided by WPV. The letter of credit is for $4.0 million through May 30, 2004 and $3.0 million from May 31, 2004 to July 30, 2004. There is no letter of credit for the remainder of the term. The non-guaranteed portion of the line is subject to borrowing limitations based on the level of our accounts receivable. The Company has again agreed to reimburse WPV for any amounts drawn or other payments made by WPV under the letter of credit. The Company has granted a security interest in all of its assets, other than intellectual property, both to Comerica and to WPV. Comerica’s security interest is subordinated to WPV’s security interest. The Company also agreed not to restrict its ability to grant a security interest on intellectual property. WPV agreed to provide the letter of credit securing the Comerica facility in exchange for the termination of the original guarantee prior to its expiration. The warrants granted to WPV in connection with the original guaranty remain unchanged and outstanding.

1.

Neuroscience Solutions Corporation

        In September 2003, the Company signed an agreement with Neuroscience Solutions Corporation (“NSC”), transferring technology to NSC for use in the health field. Dr. Michael M. Merzenich, who is a founder, director, significant stockholder and former officer of the Company, is also a founder, director, significant shareholder and officer of NSC. The transaction includes a license of the patents the Company owns, a sublicense of the patents the Company licenses from others, the license of certain software the Company developed, and the transfer of assets related to certain research projects. All of the rights licensed to NSC are limited to the health field and most are exclusive in that field. The Company continues to use the licensed patents and technology in the fields of education and speech and language therapy, and retains all rights to the technology outside of the health field. The Company also agreed with NSC that the two companies would license one another certain patents that may be issued in the future, on which royalties would be paid, and that the Company would provide NSC certain technology transfer, hosting and support services.

        NSC is a start-up company located in San Francisco that plans to develop, market, and sell a series of software-based products for healthcare markets based on neuroplasticity research. NSC’s first products are expected to focus on addressing issues that commonly arise as a result of aging.

        The terms of the transaction were determined through arms’ length negotiations between NSC and the Company, in which Dr. Merzenich did not participate. The Company received an initial payment of $500,000 and will be entitled to a 2% to 4% royalty on future products of NSC that use the licensed technology. The Company was also issued 1,772,727 shares of Series A Preferred Stock in NSC. Because NSC is a start-up venture the shares of which are not actively traded, in our financial statements the Company has assigned a value of zero to the NSC shares it received.

University Licensing

        The Company licenses a portfolio of patents and applications owned by the Regents of the University of California and Rutgers, the State University of New Jersey, that relate to basic speech and sound modification and adaptive technology developed at those institutions. At December 31, 2003, the portfolio consisted of 11 issued U.S. patents, 3 issued foreign patents, and 2 pending foreign patent applications. The U.S. patents expire between 2014 and 2019. In 2003, approximately 74% of the Company’s product sales were from products that use the licensed inventions.

        The license requires payment of continuing royalties based upon cumulative net sales of the Company’s products, subject to certain minimum royalty amounts. In 2002 and each year thereafter, the minimum royalty payment is $150,000. In 2003, 2002 and 2001, royalty and milestone expense was $909,000, $723,000 and $635,000, respectively. The final milestone payment under the license was paid in 2001. The royalty rate is presently 4% of net sales. Under an amendment negotiated in September 2003, the royalty rate decreases to 3.5% when the combined cumulative net sales achieved by the Company and NSC reaches $200,000,000 and declines further to 3% when combined cumulative net sales reaches $250,000,000.

2.

        The inventors of the licensed patents and applications include Drs. Tallal, Merzenich, Jenkins and Miller, who were all founders of the Company, are all significant stockholders of the Company and are all either directors or executive officers of the Company. The license was negotiated on an arm’s length basis, without involvement by the inventors.

        Each university annually distributes to those inventors affiliated with it a portion of the payments received from the Company, in accordance with the universities’ patent policies and agreements between inventors. In 2003, the inventors received these payments from their universities in the following approximate amounts: Dr. Tallal, $105,817; Dr. Merzenich, $103,405; Dr. Jenkins, $73,245; and Dr. Miller, $35,272. The amount of any future university distributions to the inventors cannot presently be determined because these amounts are tied to the Company’s future performance. The Company estimates that less than 1% of product sales during the term of the license will be payable by the universities to each inventor.

Officer Loans

        In April 2001, the Company made loans in an aggregate principal amount of $3,114,383 to Dr. Miller and to Ms. Bolton, Mr. Mattson, and Mr. Mills, three former officers of the Company, for the purpose of assisting them in paying substantial income tax liabilities resulting from alternative minimum tax imposed on their exercise of Company stock options in 2000. At March 1, 2004, the aggregate amounts of such indebtedness for principal and accrued interest were: Dr. Miller: $1,656,768; Ms. Bolton: $1,599,638; Mr. Mattson: $269,653; and Mr. Mills: $32,442. Each loan is a full recourse loan, initially secured by a number of shares of the Company’s stock held by the officer equal to the lesser of (1) the principal amount of the loan divided by the average closing price of the Company’s stock for the 30 trading days preceding January 3, 2001, which was $4.4875, or (2) the total amount of Company stock held by the borrowing officer on the date of the note evidencing the loan. Each officer has the right to withdraw shares from the security interest to the extent that the fair market value of the collateral pledged exceeds 120% of the principal, but no officer has the obligation to pledge additional shares or to return withdrawn shares if the value of the collateral pledged falls below the loan amount. The number of shares initially and currently pledged by each officer is: Dr. Miller, 323,120 shares; Ms. Bolton, 260,785 shares; Mr. Mattson, 52,591 shares, and Mr. Mills, 6,325 shares. The loans bear interest at a rate of 4.94%. All principal and accrued interest are due December 31, 2005. The Company’s obligation to make these loans was conditioned on the initial closing of the Fleet line described above.

3.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: June 14, 2004	SCIENTIFIC LEARNING CORPORATION By: /s/ Jane A. Freeman —————————————— Jane A. Freeman Chief Financial Officer